Exhibit 99.1

Hercules Capital Proudly Announces Its $6.0 Billion

Milestone in Total Debt Commitments Since Inception

Hercules is grateful to its venture capital partners and the amazing innovative entrepreneurs for recognizing and selecting the Company as their strategic growth capital partner

PALO ALTO, Calif., June 29, 2016 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced that it has achieved a major milestone of originating $6.0 billion in total debt commitments since the Company’s inception in December, 2003.

“This very important milestone is indicative of Hercules’ leadership position as the largest venture lending business development company (“BDC”) of choice, as over 350 innovative venture growth stage companies have selected us as their partner,” said Manuel A. Henriquez, chairman and chief executive officer of Hercules Capital. “Our strong brand, reputation and track record continue to differentiate our leadership position in the market, as evidenced by our growing investment portfolio.”

Henriquez added, “Reaching this critical milestone is the result of our world-class team of investment origination professionals, that are uniquely capable of identifying some of the most potentially promising innovative and disruptive companies, backed by very select visionary venture capital (“VC”) firms that support them. We are thankful for the continued trust and confidence these VC firms have placed in Hercules.”

Henriquez concluded, “This achievement also reflects our unrelenting focus on credit quality, which has always driven our stringent underwriting discipline, and our refusal to be distracted by passing trends and fads. This discipline is exemplified by our outstanding cumulative performance. Since our first investment commencing in October 2004, Hercules’ cumulative net realized losses from investments through March 31, 2016, represented approximately $11.3 million, or an annualized loss rate of 2 basis points (or 0.02%), when compared to total debt commitments of $6.0 billion, over the same period.”

Hercules Select Achievements to Date

•	Largest venture capital-focused venture lending BDC, originating $6.0 billion in total debt commitments since inception

•	Hercules has consistently traded at a multiple or premium to Net Asset Value (“NAV”) compared to a majority of its BDC peers

•	$1.3 billion in total assets under management (“AUM”) (as of March 31, 2016)

•	Over 90 active portfolio companies, representing a highly diversified investment loan portfolio (as of March 31, 2016)

•	Commitments to more than 350 portfolio companies since December, 2003

•	More than 500 different financial sponsors have invested in and supported our more than 350 investment portfolio companies since December, 2003

•	More than 130 active warrant positions for potential future capital gains and dividends to shareholders

•	Approximately 115 portfolio companies have completed liquidity events such as an IPO or M&A exit since December, 2003 inception

•	Offices in key venture capital markets:

¡	California (Silicon Valley/Palo Alto, Los Angeles and San Diego)

¡	New York

¡	Massachusetts

¡	Connecticut

¡	Washington, D.C.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broadly diversified variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.0 billion to over 350 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com